Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement is dated as of June 9, 2008, by and between Rockwell Collins, Inc., a Delaware corporation (“RC”), and Rockwell Collins Simulation & Training Solutions LLC, a Delaware limited liability company wholly owed by RC (“RC Simulation”), on the one hand, and Evans & Sutherland Computer Corporation, a Utah corporation (“E&S”), on the other.  Each of RC, RC Simulation and E&S is a “Party,” and collectively are the “Parties.”

WHEREAS, RC, RC Simulation and E&S entered into a Laser Projection Systems Agreement Between Rockwell Collins, Inc., Rockwell Collins Simulation & Training Solutions LLC and Evans & Sutherland Computer Corporation (the “Systems Agreement”), RC Simulation and E&S entered into a Laser Projection System Supply Agreement (the “Supply Agreement”) and RC, E&S and U.S. Bank National Association (the “Escrow Agent”) entered into an Escrow Agreement (the “Escrow Agreement”), each dated as of May 26, 2006 (collectively, the “Agreements”);

WHEREAS, certain disputes have arisen between the Parties with respect to the performance of their respective obligations under the Systems Agreement, the Supply Agreement and the Escrow Agreement (the “Disputes”);

WHEREAS, the Parties desire to fully and finally resolve the Disputes and all of the claims now or previously asserted (or which could have been asserted) in connection with the Agreements;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1.         RC will cause to be paid to E&S the amount of US $1,050,000, as noted in paragraph 2, infra.

2.         Not later than the close of business on the date this Settlement Agreement is executed, RC and E&S will issue a joint instruction (in the form of Attachment 1 hereto) to the Escrow Agent, as defined in the Escrow Agreement, to disburse (i) US $1,050,000 from the Escrow Fund, as defined in the Escrow Agreement to E&S; and (ii) the balance of the Escrow Fund to RC within two (2) business days of the Escrow Agent’s receipt of the joint instruction.

3.         The date of the disbursements from the Escrow Fund to E&S and RC shall be deemed to be the “Closing Date.”

4.         Effective on the Closing Date, the Systems Agreement and Supply Agreement will be terminated and of no further force or effect.

5.         Effective on the Closing Date, the Parties release and discharge each other, and their respective current and former parents, subsidiaries, controlled affiliates, officers, directors, employees and agents (collectively, the “Released Parties,” and each a “Released Party”), from any and all known or unknown claims or causes of action that any of them may have, had, now have or could have had, arising out of or relating to the Agreements or the transactions or occurrences contemplated thereby, including the matters briefed and submitted on May 23, 2008 to Judge Richard Neville, as mediator.

6.         Not later than the close of business on the date this Settlement Agreement is executed , E&S and RC Simulation shall jointly give written notice to EscrowTech International, Inc. (in the form of Attachment 2 hereto) terminating, effective as of the Closing Date, the Technology Escrow Agreement by and between E&S, RC Simulation and EscrowTech International, Inc., dated May 26, 2006 (the “Technology Agreement”), and instructing EscrowTech International, Inc. to promptly return all of the Deposit Materials, as defined in the Technology Agreement, to E&S.

7.         The Parties mutually acknowledge and agree that (i) this settlement represents the resolution of disputed claims, and shall not and does not constitute an admission of any fault, liability, wrongdoing, or neglect on the part of RC, RC Simulation, E&S, any Released Party, or any of the Released Parties’ current or former affiliates, officers, directors, employees, or agents, all of which is expressly denied; and (ii) the fact of this settlement shall not be admissible in evidence as proof of any admission of fault, liability, wrongdoing, or neglect on the part of RC, RC Simulation, E&S, any Released Party, or any of the Released Parties’ current or former affiliates, officers, directors, employees, or agents, all of which is expressly denied.

8.         Each Party acknowledges that it has relied wholly upon its own judgment, belief, understanding, and knowledge respecting the existence, nature, and extent of each actual or potential claim or cause of action (including unknown claims) which is released under this Settlement Agreement, and that it has not been influenced to any extent in entering into this Settlement Agreement by any representations or statements regarding any such claim or cause of action made by any of the other Parties.  Each Party acknowledges that it is executing and delivering this Settlement Agreement after having received from independent legal counsel of its own choosing legal advice as to its rights hereunder and the legal effect hereof, to the extent each Party deemed appropriate.  All prior discussions, negotiations, and agreements are superseded by this Settlement Agreement.

9.         Each Party represents and warrants that it is duly authorized to enter into and execute this Settlement Agreement and that the person executing the Settlement Agreement on behalf of such Party has the authority to do so.

10.       This Settlement Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be fully performed in Delaware.  It may not be modified or terminated except in writing signed by the Parties.

11.       The Parties agree that each will bear its own costs, expenses, and attorneys’ fees incurred in connection with the Agreements and the Dispute.

12.       Any dispute, claim or controversy arising under or in connection with this Settlement Agreement (“Dispute”) shall be finally settled by binding arbitration under the CPR Non-Administered Arbitration Rules.  There shall be three arbitrators.  The arbitration shall be conducted in the City of New York.  Judgment upon the award may be entered by any court having jurisdiction.

13.       The Parties shall make no public comments or disclosure concerning the merits of the Dispute or this Settlement Agreement, other than to state that the Dispute has been resolved to the Parties’ mutual satisfaction.  In addition, the Parties may make disclosure regarding the terms of this Settlement Agreement to their attorneys, auditors, tax advisors, and tax authorities or as they may be compelled or required by law, regulation or formal legal process, or as they reasonably and in good faith determine may be required to comply with the federal securities laws or the rules of any stock market or exchange.

14.       This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.  This Settlement Agreement may be executed by facsimile signature.

IN WITNESS WHEREOF, the undersigned have caused this Settlement Agreement to be executed and delivered by their officers thereunto duly authorized as of the date first above written.

Evans & Sutherland Computer Corporation		Rockwell Collins, Inc.
A Utah corporation		A Delaware corporation

By	/s/ David Bateman	By	/s/ Kent L. Statler
	David Bateman		Kent L. Statler

Its:	President and Chief Executive Officer	Its:	President, Rockwell Collins Services

Dated:	June 9, 2008	Dated:	June 9, 2008

Rockwell Collins Simulation & Training Solutions LLC
A Delaware limited liability company

		By	/s/ Kent L. Statler
Kent L. Statler

		Its:	Chairman and President

		Dated:	June 9, 2008